Exhibit 99.1

News Release

RSP Permian, Inc. Completes Second Part of Silver Hill Energy Partners Transaction

Dallas, Texas—March 1, 2017—RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) has completed the second part of its previously announced acquisitions of Silver Hill Energy Partners, LLC (“SHEP I”) and Silver Hill E&P II, LLC (“SHEP II,” and together with SHEP I, “Silver Hill”).    The Company closed the acquisition of SHEP II for an aggregate purchase price of approximately $646 million of cash and 16 million shares of RSP common stock, subject to certain customary post-closing adjustments. As previously announced, on February 24, 2017, RSP stockholders overwhelmingly approved the issuance of the approximately 16 million shares of RSP common stock as partial consideration for the acquisition of SHEP II.

RSP closed the acquisition of SHEP I on November 28, 2016 for a purchase price of approximately $604 million of cash and approximately 15 million shares of RSP common stock. Silver Hill owns approximately 68,000 gross, 41,000 net acres in northeast Loving and northwest Winkler Counties, Texas, and at the time of the acquisition announcement had approximately 15 MBoe/d of net production (69% oil, 86% liquids) from 58 wells (49 horizontals) producing from seven horizontal zones.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin and Delaware Basin, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that management anticipates.

The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from the Company’s historical experience and present expectations or projections. Furthermore, we may not be able to recognize the expected benefits from the Silver Hill transactions (including our expectations for production growth). Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov.

Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.